Exhibit 4.42

Equity Pledge Agreement

This Equity Pledge Agreement (“this Agreement”) is entered into by the following parties on July 3, 2018:

(1)	Conew Network Technology (Beijing) Co., Ltd. (“Pledgee”), a wholly foreign-owned enterprise incorporated pursuant to the laws of the People’s Republic of China (“PRC”);

(2)

Beijing Cheetah Network Technology Co., Ltd. (former company name: Beijing Kingsoft Network Science and Technology Co., Ltd.) (the “Company”), a limited liability company incorporated pursuant to the laws of PRC; and

(3)	LIU Wei, a Chinese citizen (Chinese identity card number: ***); and

(4)	WANG Kun, a Chinese citizen (Chinese identity card number: ***, together with LIU Wei, the “Pledgors”).

(The above Pledgee, the Company and the Pledgor are individually referred to as a “Party”, and collectively the “Parties”.)

Recital

(A) WHEREAS, as of the date of this Agreement, the Pledgor holds 100% of the shares of the Company accounting for a total capital contribution of RMB 10 million Yuan.

(B) WHEREAS, the Pledgee and the Company signed an Exclusive Service Agreement (the “Exclusive Service Agreement”) on July 3, 2018, according to which the Company shall pay a service fee to the Pledgee for the relevant services provided by the Pledgee.

(C) WHEREAS, LIU Wei, XU Ming and the Pledgee entered into a Loan Agreement (“Loan Agreement”) on July 18, 2012, according to which the Pledgee provided LIU Wei and XU Ming with an interest-free loan at the total amount of RMB Ten Million Yuan (RMB 10,000,000.00 Yuan). LIU Wei, XU Ming, WANG Kun, the Pledgee and related parties entered into a Agreement on Cancellation of Contracts (“Agreement on Cancellation of Contracts”) on the date of execution of this Agreement. In accordance with Agreement on Cancellation of Contracts, WANG Kun generally succeeds all the rights and obligations of Xu Ming under Loan Agreement. Therefore, pursuant to the provisions in Loan Agreement and Agreement on Cancellation of Contracts, the Pledgee provided the Pledgor with an interest-free loan at the total amount of RMB Ten Million Yuan (RMB 10,000,000.00 Yuan).

(D) WHEREAS, the Pledgee, the Pledgor, and the Company signed an Exclusive Equity Option Agreement (the “Exclusive Option Agreement”) on July 3, 2018, according to which the Pledgor granted the Pledgee the exclusive right to purchase the shares of the Company based on the terms of such Agreement and the Company granted the Pledgee the exclusive right to purchase the assets of the Company based on the terms of such Agreement.

THEREFORE, the Parties reach the following agreement:

Agreement

1.	Main Agreements

The Parties to this Agreement acknowledge and confirm that, the main agreements for the pledge under this Agreement include the Loan Agreement, the Exclusive Service Agreement, the Exclusive Option Agreement and the various agreements entered into by the Pledgor, the Company and the Pledgee from time to time.

2.	Pledge

2.1 The Pledgor agrees to unconditionally and irrevocably pledge all the shares of the Company that the Pledgor holds (including any interest or dividends paid for such shares) to the Pledgee (the “Pledged Shares”) as security for the performance of obligations of the Pledgor and the Company under Main Agreements (the “Pledge”).

3.	Scope of Pledge

3.1 The scope of the Pledge under this Agreement includes all the obligations of the Pledgor and the Company under the Main Agreements, including but not limited to the loan and its interest under the Main Agreements (if applicable), all the service fees payable to the Pledgee, all the arrears, obligations and liabilities (including but limited to any payments due to relevant parties), liquidated damages (if any), damages, costs incurred in the exercise of creditors’ rights and the Pledge (including but not limited to attorney fees, arbitration fees, valuation and auction expenses for the Pledged Shares) as well as any other relevant expenses. For the avoidance of doubt, the scope of Pledge shall not be limited to the capital contribution amount of the shareholders.

4.	Pledge Period

4.1 The Pledge continues to be valid and the Pledge Period terminates on the earliest of the following three dates: (1) the date on which the outstanding secured debt has been fully paid or is to be repaid by other applicable manners; (2) the date on which the Pledgee exercises the pledge rights according to the terms and conditions of this Agreement to fully realize its rights for secured debt and Pledge Shares; or (3) the date on which the Pledgor transfers all its shares to the Pledgee or a third party (natural or legal person) designated by the Pledgee according to the Exclusive Option Agreement and no longer holds the shares of the Company.

4.2 During the Pledge Period, if the Pledgor or the Company or its subsidiary fails to perform their respective obligations under Main Agreements, the Pledgee is entitled to dispose of the Pledged Shares in accordance with the provisions of this Agreement.

4.3 The Pledgee is entitled to receive any or all dividends or other distributable interests arising from the Pledged Shares and to determine the distribution or disposal of such dividends or interests at its discretion.

5.	Registration

5.1 The Company shall (1) register the Pledge in the Company’s share register on the date of signing of this Agreement and provide the share register to the Pledgee, and (2) submit an application of pledge register to the Administration for Industry and Commerce (the “AIC”) as soon as possible after the execution of this Agreement. The Pledgor and the Company shall submit and complete all the documents and procedures required by the Chinese laws, regulations and relevant AICs to ensure that relevant registration procedures are completed as soon as possible after submission of the Pledge to the AIC.

5.2 Without prejudice to any provisions of this Agreement, during the Pledge Period, the original share register of the Company shall be kept by the Pledgee or its designated person.

5.3 With prior consent of the Pledgee, the Pledgor may increase the capital contribution of the Company, provided that any capital contribution to the Company by the Pledgor shall be subject to the provisions of this Agreement and the increased capital contribution is also Pledged Shares. The Company shall immediately amend its share register according to this Article 5 and shall file a change of register of the Pledge with the AIC within five (5) working days.

6.	Pledgor’s Representations and Warranties

6.1 The Pledgor is the sole and lawful owner of the Pledged Shares.

6.2 The Pledgor has not set any security interest or other encumbrance on the Pledged Shares.

6.3 The Company is a limited liability company duly incorporated and validly existing under the laws of China and duly registered with the competent AIC. The registered capital of the Company is RMB 10,000,000 Yuan; the Pledgor will pay the registered capital according to the Articles of Association of the Company.

7.	Pledgor’s Undertaking and Further Warranties

7.1 The Pledgor hereby undertakes separately and severally to the Pledgee that, within the Pledge Period, the Pledgor shall:

7.1.1 without prior written consent of the Pledgee, not transfer nor encumber nor allow to encumber the Pledged Shares in the form of any secured interests or other rights, or dispose of the Pledged Shares in any other manner, except for the performance of the Exclusive Option Agreement;

7.1.2 comply with all relevant laws and regulations applicable to the Pledge. Within five (5) working days upon receipt of any notice, order or recommendation issued or drafted by relevant regulatory body with respect to the Pledge, the Pledgor shall submit such notice, order or recommendation to the Pledgee and comply with the aforesaid notice, order or recommendation, or assert the right or file an appeal for the foregoing matters upon the reasonable request by the Pledgee or with consent of the Pledgee;

7.1.3 inform the Pledgee immediately once becoming aware of or receiving relevant incident or notice and such incident or notice may affect the rights of the Pledgee with respect to the Pledged Shares and other obligations of the Pledgor under this Agreement.

7.2 The Pledgor agrees that, the rights related to the Pledge and entitled to the Pledgee pursuant to this Agreement shall not be interrupted or hindered by the Company, the Pledgor and the Pledgor’s successors or representatives or any other parties (collectively referred to as “Relevant Personnel”) through any legal procedures. The Pledgor undertakes to the Pledgee that, it has made all reasonable arrangements and executed all necessary documents to ensure that, in the event of its death, incapacity, bankruptcy, divorce or other circumstances that may affect its exercise of shares, its heirs, guardians, creditors, spouses and other individuals that are likely to acquire shares or relevant rights shall not affect or hinder the performance of this Agreement.

7.2.1 Without prior written consent of the Pledgee, the Relevant Personnel shall not supplement, change or amend the Articles of Association and other organizational documents of the Company in any manner, increase or decrease the registered capital of the Company, or change the Company’s registered capital structure in other manners;

7.2.2 Without prior written consent of the Pledgee, after execution of this Agreement, the Relevant Personnel shall not sell, transfer, mortgage or dispose of any assets, corporate business, or statutory or beneficial rights in the revenue of the Company or any of its subsidiaries in any manner, or allow to set any related security interests;

7.2.3 Without prior written consent of the Pledgee, the Relevant Personnel shall ensure that the Company shall not distribute dividends, make asset distribution, reduce the capital, initiate liquidation procedures or make disposal to the shareholders in any manner. Any distribution (including but not limited to the distributed assets or the residual assets in the liquidation) shall be deemed to be a part of the Pledge; or

7.2.4 Without prior written consent of the Pledgee, the Relevant Personnel shall not engage in any acts that lead to or are likely to lead to diminution in the value of the Pledged Shares or are detrimental to the validity of the Pledge under this Agreement. If there is any obvious diminution in the value of the Pledged Shares sufficient to harm the rights of the Pledgor, the relevant Personnel shall notify the Pledgee and provide other assets to the Pledgee’s satisfaction according to the reasonable requirements of the Pledgee and take necessary actions to resolve the above incident or reduce its adverse effect.

7.3 In order to protect or improve the security rights pursuant to this Agreement established for the payment under the Main Agreements, the Pledgor hereby undertakes that it shall sign in good faith and procure other parties relevant to the Pledge to sign all the certificates, agreements, covenants and/or undertakings as requested by the Pledgee. The Pledgor further undertakes to take and procure other parties relevant to the Pledge to take actions requested by the Pledgee to exercise its rights and powers granted to it by this Agreement, and to sign all the documents related to the ownership of the Pledged Shares with the Pledgee or its designated person. The Pledgor undertakes to provide the Pledgee with all the notices, orders, and decisions related to the Pledge as requested by the Pledgee within a reasonable period of time.

7.4 The Pledgor hereby undertakes to comply or perform all the undertakings, warranties, covenants, representations and conditions under this Agreement. In the event that the foregoing undertakings, warranties, covenants, representations and conditions are not performed or are partially performed, the Pledgor shall compensate the Pledgee for all the losses arising therefrom.

8.	Exercise of Pledge Right

8.1 The following events shall constitute an event of default under this Agreement (“Default Event”) (unless it has been remedied or exempted, the Default Event shall be considered “continuing”):

8.1.1 Any representation, warranty or statement made by the Pledgor or the Company in this Agreement or any Main Agreements are false, incomplete or inaccurate in any aspect; or, the Pledgor or the Company breaches or fails to perform any obligation under this Agreement or any Main Agreements, or fails to perform any undertaking under this Agreement or any Main Agreements; or

8.1.2 One or more of the obligations of the Pledgor or the Company under this Agreement or any Main Agreements are deemed to be illegal or invalid.

8.2 In event of a Default Event and the continuation of a Default Event, the Pledgee is entitled to all the rights of a secured party pursuant to the relevant laws of China in force (including the provisions of the Security Law of People’s Republic of China and the Property Law of the People’s Republic of China), these rights include but not limited to:

8.2.1 issuing a written notice to the Pledgor three (3) days in advance, selling part or all of the Pledged Shares in one or more public or private transactions and the sale can be in the form of cash, credit transactions or future delivery; or

8.2.2 entering into an agreement with the Pledgor to purchase the Pledge Shares at the cash value determined in reference to the market price of the pledge subject.

The Pledgee is entitled to receive the expenses set out in Article 3 of this Agreement in priority from the proceeds from the disposal of the Pledged Shares in the above manners.

8.3 The Pledgor and the Company shall take all legal and appropriate actions as required by the Pledgee to ensure that the Pledgee exercises its pledge rights. As for the foregoing, the Pledgor and the Company shall sign all the documents and materials as well as take all the measures and actions as the Pledgee reasonably requires.

9.	Assignment

9.1 The Company and the Pledgor shall not assign any of their respective rights and obligations under this Agreement to any third party without prior written consent of the Pledgee.

9.2 The Company and the Pledgor hereby agree that the Pledgee may, at its own discretion, transfer its rights and obligations under this Agreement and only need to issue a written notice to the Company and the Pledgor.

10.	Termination

This Agreement terminates when the Pledge Term expires pursuant to Article 4 of this Agreement.

11.	Entire Agreement and Amendment to the Agreement

11.1 This Agreement and all the provisions and/or documents explicitly referenced or included in this Agreement constitute the entire agreement on the subject matter of this Agreement, and supersede all the verbal agreements, contracts, understanding or communication previously reached among the Parties on the subject matter of this Agreement.

11.2 Any amendment to this Agreement shall be made in writing and shall take effect only after being signed by the Parties to this Agreement. The amendment or supplementary agreement duly signed by the Parties constitutes an integral part of this Agreement and has the same legal effect as this Agreement.

12.	Governing Law and Dispute Resolution

12.1 This Agreement shall be governed by and construed in accordance with the laws of China.

12.2 Any dispute arising from or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect at the application for the arbitration. The arbitral award is final and binding on all the Parties. The arbitration venue is Beijing.

13.	Effective Date and Term

13.1 This Agreement shall take effect on the date first written in this Agreement.

13.2 This Agreement continues to be valid during the duration of the Pledge.

14.	Force Majeure

14.1 If any Party to this Agreement is unable to perform or completely perform, or delays fulfilling its obligations under this Agreement due to earthquakes, typhoons, floods, fires, epidemics, wars, riots, strikes, and any other force majeure event (“Force Majeure”) which cannot be predicted and cannot be prevented and avoided by the affected party, the party affected by the above Force Majeure shall not be liable for it. However, the affected party shall immediately send a written notice to the other parties without delay and shall provide the other parties with details and relevant supporting documents of the event of force majeure within fifteen (15) days after sending the written notice, explaining the reasons of the failure of performance or complete performance, or the necessity of delay in fulfilling its obligations.

14.2 If a party claiming Force Majeure fails to notify the other parties and provide appropriate evidence in accordance with the above provisions, it shall not be exempted from its liability for failure of performance or complete performance, or the necessity of delay in fulfilling its obligations. The party affected by Force Majeure shall make reasonable efforts to reduce the consequences of the Force Majeure and resume the performance of all relevant obligations as soon as possible after the termination of Force Majeure. If the party affected by Force Majeure fails to resume performance of the relevant obligations after the reasons for the temporary exemption from performance of the obligations due to Force Majeure disappear, such party shall be liable to the other parties in this regard.

14.3 When Force Majeure occurs, both parties shall immediately negotiate with each other so as to achieve a fair solution and shall make all reasonable efforts to minimize the consequences of the Force Majeure.

15.	Notice

Notice or other communication sent by any Party under this Agreement shall be written in English and Chinese, and may be sent by personal delivery, registered post with prepaid postage, or by an acknowledged courier service or fax to the recipient addresses designated by relevant Parties from time to time. The date of actual delivery shall be determined as follows: (a) notice sent by personal delivery shall be deemed to have been actually delivered on the date of personal delivery; (b) notice sent by letter shall be deemed to have been actually delivered on the tenth (10) day from the mailing date of registered airmail with prepaid postage (according to the postmark), or on the fourth (4) day after delivery to the courier service company; and (c) notice sent by fax shall be deemed to have been actually delivered on the time of receipt shown on the delivery confirmation sheet of relevant document.

16.	Severability

If any provision of this Agreement is invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed invalid or unenforceable only to the extent of the jurisdiction of relevant laws, and the validity, legality and enforceability of other provisions of this Agreement shall not be affected.

17.	Counterpart

This Agreement shall be signed by the Parties to the Agreement in five (5) copies. Each Party holds one copy and the rest of the copies are used for registration with the AIC. All the copies have the same legal effect. This Agreement may be signed in one or more copies.

18.	Miscellaneous

If the U.S. Securities and Exchange Commission or other regulatory bodies require any amendment, or there is any change to the listing rules or related requirements of the U.S. Securities and Exchange Commission in connection with this Agreement, the Parties shall amend this Agreement accordingly.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties sign this Agreement on the date first written above.

Conew Network Technology (Beijing) Co., Ltd.

/s/ Fu Sheng
Name: Title:	FU Sheng Legal Representative

Beijing Cheetah Network Technology Co., Ltd.

/s/ Fu Sheng
Name: Title:	FU Sheng Legal Representative

LIU Wei

/s/ Liu Wei

WANG Kun

/s/ Wang Kun

Share Register of Beijing Cheetah Network Technology Co., Ltd.

(made on July 3, 2018; the registered capital of the Company is RMB10,000,000

Yuan and its paid-in capital is RMB10,000,000] Yuan)

Number	Name of Shareholder	ID number / Registration number/ Uniform social credit number	Subscribed capital (Shareholding ratio)	Form of capital contribution	Pledge information Pledgee
001	LIU Wei	***	RMB 5 million Yuan (50%)	Cash	The capital contribution of RMB 5 million Yuan has been pledged to Keniu Network Technology (Beijing) Co., Ltd.

002	WANG Kun	***	RMB 5 million Yuan (50%)	Cash	Within thirty working days after the completion of the registration of changes with the AIC that Wang Kun becomes a shareholder of the Company, Wang Kun will pledge the capital contribution of RMB 5 million Yuan to Keniu Network Technology (Beijing) Co., Ltd.

[Signature Page Follows]

[Signature page of share register of Beijing Cheetah Network Technology Co., Ltd.]

Beijing Cheetah Network Technology Co., Ltd.

/s/ Fu Sheng
Name: Title:	FU Sheng Legal Representative